Exhibit 99.1

Editorial Contact:	Investor Contact:
Shawn Wolfe	Jane Underwood
shawn_wolfe@securecomputing.com	jane_underwood@securecomputing.com
408-979-6165	408-979-6186

Secure Computing Reports Record Revenues and Strong Second Quarter Results

Company Achieves Record Cash Generated from Operations

SAN JOSE, Calif., July 26, 2007 – Secure Computing Corporation (Nasdaq:SCUR), a leading enterprise gateway security company, today announced second quarter GAAP revenue of $57.6 million. This represents a 49% increase in revenue compared to $38.7 million in the same quarter last year. Second quarter non-GAAP revenue was $63.7 million. This represents a 65% increase compared to the same quarter last year. On a GAAP basis, net loss was $10.9 million or $0.18 per share. Second quarter non-GAAP net income was $5.0 million or $0.07 per fully-diluted share. The company generated $12.7 million of cash from operations and reduced the long term debt balance by $10.0 million. Billings for the quarter were $70.7 million, a 75% increase compared to the same quarter last year.

“Q2 was another solid quarter for Secure Computing, and was a continuation of the momentum that was achieved in the second half of 2006 and in the first quarter of 2007,” said John McNulty, chairman, president and chief executive officer of Secure Computing. “The escalating threat environment creates demands for the sophisticated security products that we offer. Our team used our best of breed products and good execution to turn in a strong quarter. With the vast majority of our acquisition integration work behind us and continuing market demand we are looking forward to a bright future.”

Second Quarter Financial Highlights:

•

GAAP revenue for the second quarter was $57.6 million. This represents a 49% increase compared to $38.7 million in the same quarter last year and a 7% increase compared to revenue of $53.8 million in the prior quarter. Non-GAAP revenue for the quarter was $63.7 million. This represents a 65% increase compared to the same quarter last year and a 5% increase compared to non-GAAP revenue of $60.5 million in the prior quarter.

•

Billings for the second quarter were $70.7 million. This represents a 75% increase compared to $40.5 million in the same quarter last year and a 7% increase compared to billings of $66.3 million in the prior quarter.

•

GAAP gross profit in the second quarter was 70% of revenue or $40.6 million. Non-GAAP gross profit in the second quarter was 75.5% of revenue or $48.1 million. These non-GAAP results compare to 78% of non-GAAP revenue, or $30.3 million, in the year ago quarter and 75% of non-GAAP revenue, or $45.4 million, in the prior quarter.

•

Second quarter GAAP operating expenses were $47.2 million, or 82% of revenue. Non-GAAP operating expenses for the quarter were $40.4 million or 63% of non-GAAP revenue. These non-GAAP results compare to 69% of non-GAAP revenue in the year ago quarter and 65% in the prior quarter.

•

GAAP operating loss for the second quarter was $6.6 million. Second quarter non-GAAP operating income was $7.7 million or 12% of non-GAAP revenue, compared to 9% in the same quarter last year and 10% in the prior quarter.

•

GAAP net loss for the second quarter was $10.9 million or $0.18 per share. Second quarter non-GAAP net income was $5.0 million or $0.07 per fully-diluted share, compared to non-GAAP net income of $5.0 million, or $0.08 per fully diluted share in the year ago quarter, and $3.4 million, or $0.05 per fully-diluted share in the prior quarter.

•	Deferred revenue increased $11.7 million, or 9%, bringing the total deferred revenue balance to $142.3 million at the end of June.

•

Days sales outstanding (DSOs) were 86 days. As we have experienced in previous quarters, the change in DSOs from the prior quarter correlates to the change in deferred revenue. Excluding the impact of the increase in deferred revenue, DSOs were 68 days.

•	Cash and restricted cash was $9.3 million at June 30, 2007. Cash generated from operations in the quarter was $12.7 million.

“In the second quarter, we experienced very solid financial performance across virtually all key metrics,” said Tim Steinkopf, senior vice president of operations and chief financial officer. “In particular, we are very pleased with our ability to generate strong cash flow from operations. We continue to view cash flow from operations as an important metric to consider when evaluating the underlying strength of our business.”

Other Corporate Matters

Secure Computing also announced that Jay Chaudhry is transitioning out of his operational role. He will remain as vice chairman of the company’s board of directors.

“We want to thank Jay for his tremendous hard work and commitment over the past year, in bringing Secure Computing and CipherTrust together as one,” said John McNulty, “Jay has been central and instrumental in establishing Secure Computing as the leader in enterprise gateway security. Going forward, Jay will continue to participate actively as our vice chairman of the board and be involved with our strategic planning and positioning.”

“I want to thank the people of Secure Computing for their dedication and contributions over the past year,” said Jay Chaudhry, vice chairman of Secure Computing. “I am proud of my role in helping to build Secure Computing into a leading independent security company, and look forward to my continuing work at the board level.”

About Secure Computing

Secure Computing (Nasdaq: SCUR), a leading provider of enterprise gateway security, delivers a comprehensive set of solutions that help customers protect their critical Web, email and network assets. Over half of the Fortune 50 and Fortune 500 are part of our more than 20,000 global customers in 106 countries, supported by a worldwide network of more than 2,300 partners. The company is headquartered in San Jose, Calif., and has offices worldwide. For more information, see http://www.securecomputing.com.

Secure Computing’s Outlook Publication Procedures

Secure Computing publishes an Outlook section in its quarterly operating results press release. The company continues its current practice of having corporate representatives meet privately during the quarter with investors, the media, investment analysts and others. At these meetings Secure Computing refers any questions regarding the current outlook back to the quarterly results press release Outlook section. The quarterly results press release, which includes the Outlook section, is available to the public on the company’s Web site (www.securecomputing.com). Unless Secure Computing is in a Quiet Period (described below), the public can continue to rely on the Outlook section that is part of this quarterly operating results press release as still being the company’s current expectations on matters covered, unless Secure Computing publishes a notice stating otherwise.

From the close of business on September 14, 2007, until publication of a press release regarding the third quarter 2007 operating results, Secure Computing will observe a Quiet Period. During the Quiet Period, the Outlook section and other forward-looking statements contained in this operating results press release as well as in the company’s filings with the SEC, should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Secure Computing representatives will not comment concerning the Outlook section or Secure Computing’s financial results or expectations.

Current Outlook

The forward-looking statements in this Outlook section are based on current expectations and are subject to risks, uncertainties and assumptions described under the sub-heading “Forward-Looking Statements.” Actual results may differ materially from the expectations expressed below.

For the third quarter of 2007 billings are expected to be in the range of $70 to $73 million. On a GAAP basis, revenues are expected to be between $59 and $61 million and GAAP net loss, before the impact of any NOL utilization on tax expense, is expected to be $8 to $9 million.

On a non-GAAP basis for the third quarter of 2007, revenues are expected to be between $65 and $67 million and non-GAAP net income is expected to be between $5 and $6 million, or $0.07 and $0.08 per fully diluted share assuming a fully diluted weighted average count of approximately 74 million.

We expect to generate cash from operations of $6 to $9 million.

Forward Looking Statements

This release contains forward-looking statements concerning revenues, aggregate margins, operating expenses and profitability for this and future quarters, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. In order to meet these projections, the company must continue to obtain new enterprise relationships with major clients and overall demand for its products must continue to grow at current or greater levels. The company also must be able to motivate and retain key employees and staff current and future projects in a cost-effective manner and must effectively control its marketing, research, development and administrative costs, including personnel expenses. There can be no assurance that demand for the company’s products will continue at current or greater levels, or that the company will continue to grow revenues, or be profitable. There are also risks that the company’s pursuit of providing network security technology might not be successful, or that if successful, it will not materially enhance the company’s financial performance; that changes in customer requirements and other general economic and political uncertainties and weaknesses in geographic regions of the world could impact the company’s relationship with its customers, partners and alliances; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Secure Computing’s periodic reports and registration statements filed with the Securities and Exchange Commission. The company specifically disclaims any responsibility for updating these forward-looking statements.

Use of Non-GAAP Financial Measures

Secure Computing provides financial statements that are prepared in accordance with GAAP. In addition, this press release also provides financial measures of results of operations that are not calculated in accordance with GAAP. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our Management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our historical and prospective financial performance and make operating decisions. Management also believes that these non-GAAP financial measures enhance the investors’ ability to evaluate the company’s operating results and to compare current operating results to historical operating results. A reconciliation of the GAAP to non-GAAP financial measures for the second quarter, along with the use and economic substance of each non-GAAP financial measure, are provided at the end of this press release.

Condensed Statement of Operations

(Unaudited, in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Products	$30,722	$24,527	$60,893	$53,702
Services	18,509	14,219	35,909	27,661
Other (See Note)	8,417	—	14,618	—

Total revenues	57,648	38,746	111,420	81,363

Products	8,960	6,047	18,557	14,876
Services	4,646	2,624	8,131	5,004
Other (See Note)	1,399	—	2,488	—
Amortization of purchased intangibles	2,050	1,253	3,981	1,976

Total cost of revenues	17,055	9,924	33,157	21,856

Gross profit	40,593	28,822	78,263	59,507

Operating expenses:
Selling and marketing	29,635	17,829	58,102	33,625
Research and development	11,101	7,802	21,725	14,726
General and administrative	3,702	2,912	7,392	5,917
Amortization of purchased intangibles	2,772	2,989	5,553	4,680
Litigation settlement	—	—	—	2,500

	47,210	31,532	92,772	61,448

Operating loss	(6,617)	(2,710)	(14,509)	(1,941)

Other (expense)/income	(1,727)	1,361	(4,017)	1,901

Loss before taxes	(8,344)	(1,349)	(18,526)	(40)

Income tax (expense)/benefit	(2,604)	8,008	(2,997)	7,356

Net (loss)/income	$(10,948)	$6,659	$(21,523)	$7,316

Preferred stock accretion	(924)	(937)	(1,838)	(1,750)
Charge from beneficial conversion of preferred stock	—	—	—	(12,603)

Net (loss)/income applicable to common shareholders	$(11,872)	$5,722	$(23,361)	$(7,037)

Basic (loss)/income per share	$(0.18)	$0.11	$(0.36)	$(0.13)
Weighted average shares outstanding—basic	65,756	54,108	65,518	52,915

Diluted (loss)/income per share	$(0.18)	$0.11	$(0.36)	$(0.13)

Weighted average shares outstanding—diluted	65,756	60,994	65,518	52,915

NOTE: For certain multiple-element arrangements we are unable to establish vendor specific objective evidence (VSOE) of fair value for the undelivered bundled elements and are therefore unable to allocate the value of the arrangement between Products and Services Revenue and have reported these revenues and corresponding cost of revenues as ‘Other’.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2007	Dec. 31, 2006
Assets
Cash and cash equivalents	$8,764	$8,249
Restricted cash	489	457
Accounts receivable, net	55,235	63,636
Inventory, net	4,567	4,078
Other current assets	15,797	13,948

Total current assets	84,852	90,368

Property and equipment, net	16,738	14,300
Goodwill	530,839	533,659
Intangibles, net	69,988	78,388
Other assets	8,242	7,413

Total assets	$710,659	$724,128

Liabilities and stockholders’ equity
Accounts payable	11,586	12,442
Accrued payroll	9,974	12,035
Accrued expenses	6,112	6,365
Acquisition reserves	957	1,418
Deferred revenue	95,569	86,612

Total current liabilities	124,198	118,872

Acquisition reserves, net of current portion	1,382	1,591
Deferred revenue, net of current portion	46,758	35,671
Deferred tax liability	7,672	7,672
Debt, net of fees	63,275	85,023
Other liabilities	95	—

Total liabilities	243,380	248,829

Convertible preferred stock	67,396	65,558

Stockholders’ equity
Common stock	661	651
Additional paid-in capital	550,491	538,616
Accumulated deficit	(150,610)	(127,249)
Accumulated other comprehensive loss	(659)	(2,277)

Total stockholders’ equity	399,883	409,741

Total liabilities and stockholders’ equity	$710,659	$724,128

Condensed Consolidated Statement of Cash Flows

(Unaudited, in thousands)

	Six months ended June 30,
	2007	2006
Operating activities
Net (loss)/income	$(23,361)	$7,316

Adjustments to reconcile net (loss)/income from continuing operations to net cash provided by operating activities:
Depreciation	3,422	1,842
Amortization of intangible assets	9,927	6,848
Loss/(gain) on disposals of property and equipment and intangible assets	175	(41)
Amortization of debt fees	252	—
Deferred income taxes	1,652	(7,424)
Share-based compensation	8,057	3,683

Changes in operating assets and liabilities, excluding effects of acquisitions:
Accounts receivable	8,770	13,185
Inventories	(489)	568
Other current assets	(2,027)	174
Accounts payable	(919)	794
Accrued payroll	(2,059)	(760)
Accrued expenses	(158)	(987)
Acquisition reserves	(595)	(5,912)
Deferred revenue	20,174	282

Net cash provided by operating activities	24,659	19,568

Investing activities
Purchase of property and equipment, net	(6,059)	(6,355)
(Increase)/decrease in intangibles and other assets	(1,498)	1,553
(Purchases)/maturities of investments, net	(16)	87
Cash paid for business acquisitions, net of cash acquired	—	(69,096)

Net cash used for investing activities	(7,573)	(73,811)

Financing activities
Proceeds from issuance of common stock	3,828	6,325
Repayments of term debt	(22,000)	—
Proceeds from issuance of preferred stock and warrant, net of fees	—	69,945

Net cash (used for)/provided by financing activities	(18,172)	76,270

Effect of exchange rates	1,601	(908)

Net increase in cash and cash equivalents	515	21,119
Cash and cash equivalents, beginning of period	8,249	50,039

Cash and cash equivalents, end of period	$8,764	$71,158

Supplemental Cash Flow Disclosure
Interest paid	$3,568	$—
Common stock issued for purchase of CyberGuard Corporation	—	188,476
Release of deferred tax asset valuation as a reduction to goodwill	$1,686	$9,520

Reconciliation of Consolidated GAAP Financial

Measures to Non-GAAP Financial Measures

(Unaudited, in thousands, except per share amounts)

		Three Months Ended June 30,		Six Months Ended June 30,
		2007	2006	2007	2006
NET REVENUES:
GAAP net revenues		$57,648	$38,746	$111,420	$81,363
Fair value adjustment to acquired deferred revenue	(A)	2,894	—	6,741	—
VSOE adjustments to bundled product revenue	(B)	3,128	—	6,047	—

Non-GAAP net revenues		$63,670	$38,746	$124,208	$81,363

GROSS PROFIT:
GAAP gross profit		$40,593	$28,822	$78,263	$59,507
Fair value adjustment to acquired deferred revenue	(A)	2,894	—	6,741	—
VSOE adjustments to bundled product revenue	(B)	2,239	—	3,939	—
Share-based compensation	(C)	316	226	604	422
Amortization of acquired intangible assets	(D)	2,049	1,253	3,980	1,976

Non-GAAP gross profit		$48,091	$30,301	$93,527	$61,905

OPERATING EXPENSES:
GAAP operating expenses		$47,209	$31,531	$92,772	$61,448
Share-based compensation	(C)	(4,016)	(1,783)	(7,453)	(3,261)
Amortization of acquired intangible assets	(D)	(2,772)	(2,989)	(5,552)	(4,680)
One-time expenses and write-offs	(E)	—	—	—	(1,007)
Litigation settlement	(F)	—	—	—	(2,500)

Non-GAAP operating expenses		$40,421	$26,759	$79,767	$50,000

OPERATING (LOSS)/INCOME:
GAAP operating (loss)/income		$(6,617)	$(2,709)	$(14,509)	$(1,941)
Fair value adjustment to acquired deferred revenue	(A)	2,894	—	6,741	—
VSOE adjustments to bundled product revenue	(B)	2,239	—	3,939	—
Share-based compensation	(C)	4,332	2,009	8,057	3,683
Amortization of acquired intangible assets	(D)	4,821	4,242	9,532	6,656
One-time expenses and write-offs	(E)	—	—	—	1,007
Litigation settlement	(F)	—	—	—	2,500

Non-GAAP operating income		$7,669	$3,542	$13,760	$11,905

NET (LOSS)/INCOME:
GAAP net (loss)/income		$(10,948)	$6,659	$(21,523)	$7,316
Fair value adjustment to acquired deferred revenue	(A)	2,894	—	6,741	—
VSOE adjustments to bundled product revenue	(B)	2,239	—	3,939	—
Share-based compensation	(C)	4,332	2,009	8,057	3,683
Amortization of acquired intangible assets	(D)	4,821	4,242	9,532	6,656
One-time expenses and write-offs	(E)	—	—	—	1,007
Litigation settlement	(F)	—	—	—	2,500
Non-cash tax expense/(benefit)	(G)	1,686	(7,958)	1,686	(7,423)

Non-GAAP net income		$5,024	$4,952	$8,432	$13,739

WEIGHTED AVERAGE SHARES OUTSTANDING:
Weighted average shares outstanding—basic		65,756	54,108	65,518	52,915
Common stock equivalents	(H)	1,139	1,575	1,171	2,016
Preferred stock as-if converted to common stock		5,913	5,311	5,913	4,988
Shares used to compute net income per share—diluted		72,808	60,994	72,602	59,919

Non-GAAP net income per share—diluted	(I)	$0.07	$0.08	$0.12	$0.23

Reconciliation of Projected Financial

Measure to Non-GAAP Financial Measures

(Unaudited, in thousands, except per share amounts)

		Three Months Ended September 30, 2007
REVENUES:
GAAP revenue range		$59,000	-	$61,000
Fair value adjustment to acquired deferred revenue	(A)			2,500
VSOE adjustments to bundled product revenue	(B)			3,500

Non-GAAP revenue range		$65,000	-	$67,000

(LOSS)/INCOME BEFORE TAX IMPACT OF NOL UTILIZATION
GAAP loss before taxes		$(8,000)		$(9,000)
Fair value adjustment to acquired deferred revenue	(A)			2,500
VSOE adjustments to bundled product revenue	(B)			2,800
Stock-based compensation	(C)			4,700
Amortization of acquired intangibles	(D)			5,000

Non-GAAP income before tax impact of NOL utilization		$5,000	-	$6,000

Shares used to compute income per share		74,000		74,000

Non-GAAP income per share		$0.07		$0.08

Our management regularly uses these non-GAAP financial measures internally to understand, manage and evaluate our historical and prospective financial performance and make operating decisions. We believe that presentation of the non-GAAP financial measures presented above is useful to an investors’ ability to evaluate the company’s operating results from management’s perspective and to compare current operating results to historical operating results. Disclosure of these non-GAAP financial measures also facilitates comparisons of our operating performance with the performance of other companies in our industry that supplement their GAAP results with non-GAAP financial measures that are calculated in a similar manner. Our management adjusts for each of the items noted above, for the reasons described below.

(A) Fair value adjustment to acquired deferred revenue. Non-GAAP revenues and gross profit include revenues and costs associated with acquired deferred revenue and deferred costs that were excluded from GAAP revenue and gross profit as a result of purchase accounting adjustments to fair value. In our non-GAAP measures we have included these revenues and costs because we believe they are most reflective of our ongoing operating results and are useful for comparisons to historical operating performance. We further believe the impact of these purchase accounting adjustments will become immaterial in the near-term.

(B) VSOE adjustment to bundled product revenue. GAAP revenue and gross profit is negatively impacted by product billings that were deferred because we were unable to establish VSOE of fair value of the undelivered elements that were sold with the product. Non-GAAP revenues and gross profit presented above have been adjusted to include revenues and gross profits that would have been reported, had we been able to establish VSOE of fair value of the undelivered elements that were sold with those product billings. We believe these adjustments are most reflective of our ongoing operations in the current period and are useful for comparisons to historical operating performance. We further believe the impact of this item on our GAAP revenues and gross profit will become immaterial in the future.

(C) Share-based compensation. Consists of expenses for employee stock options, restricted stock units, and employee stock purchase plan determined in accordance with SFAS 123(R), which was effective for Secure as of January 1, 2006. We exclude these share-based compensation expenses when we review our operating performance because they represent compensation expense in the form of equity, rather than cash, and are not indicative of how we view our historical and prospective operational performance.

Further, we believe it is useful to investors to understand the impact of the application of SFAS 123(R) to our results of operations. For the three and six months ended June 30, 2007 and 2006, share-based compensation was allocated as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Cost of revenues	$316	$226	$604	$422
Selling and marketing	2,461	801	4,417	1,470
Research and development	1,013	498	1,935	919
General and administrative	542	484	1,101	872

Total share-based compensation expense	$4,332	$2,009	$8,057	$3,683

(D) Amortization of purchased intangible assets. The amounts recorded as amortization of purchased intangible assets arise from prior acquisitions and are non-cash in nature. We exclude these expenses when we review our operating performance because we believe that although these assets contribute to our revenue generating activities, they are inconsistent in amount and frequency and are impacted by the timing and magnitude of our acquisitions. Further, they are not indicative of how we view our operating performance in the period incurred and in comparison to historical and prospective periods. For the three and six months ended June 30, 2007 and 2006, amortization of purchased intangibles was allocated as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Cost of revenues	$2,049	$1,253	$3,980	$1,976
Operating expenses	2,772	2,989	5,552	4,680

Total amortization of intangible assets	$4,821	$4,242	$9,532	$6,656

(E) One-time expenses and write-offs. These amounts arise from severance due to acquisition related restructurings, duplicate and one-time integration costs and facility move costs. We exclude these expenses because we believe they are not reflective of how we view our operating performance in the period incurred, are not recurring in nature and are not meaningful in evaluating our operating performance in comparison to historical operating performance. There were no one-time expenses for the three and six months ended June 30, 2007 and the three months ended June 2006. For the six months ended June 30, 2006, one-time expenses and write-offs were allocated as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Selling and marketing	—	—	—	$209
Research and development	—	—	—	180
General and administrative	—	—	—	618

Total one-time expenses and write-offs	$—	$—	$—	$1,007

(F) Litigation settlement. This amount represents the settlement of litigation brought by the landlord of our former Concord, CA office. We exclude this expense in our non-GAAP operating results because we believe it is not reflective of how we view our operating performance in the period incurred and is not recurring in nature.

(G) Non-cash tax expense. These amounts represent the impact from the utilization of purchased net operating loss carry forwards and an increase in the valuation allowance that has been established against our net deferred tax asset. We exclude these expenses because they are non-cash expenses that we believe are not reflective of how we view our operating performance.

(H) Common stock equivalents. Represents the common stock equivalents of stock options and restricted stock outstanding at the end of the reported period.

(I) Preferred stock as-if converted to common stock. Represents the as-if conversion of outstanding preferred shares to common shares at the end of the reported period.

(J) Non-GAAP net income per share. Excludes the impact of preferred stock accretion and a charge for the beneficial conversion of preferred stock.

Material Limitations Associated with Use of Non-GAAP Financial Measures

The non-GAAP financial measures provided in this press release may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations in relying on these non-GAAP measures are:

•

Items such as fair value adjustments to acquired deferred revenue and VSOE adjustments to our product revenue, do not generate additional cash and therefore should not be considered in analyzing cash flows.

•	Items such as one-time expenses and write-offs that are excluded from non-GAAP operating results can have a material impact on cash flows and earnings per share.

•

The adjustments for items such as stock-based compensation, amortization of acquired intangible assets, and tax impact of NOL utilization, though not directly affecting our cash position, do affect earnings per share.

•	Other companies may calculate these non-GAAP measures differently than we do, limiting the usefulness of those measures for comparative purposes.

Compensation for Limitations Associated with Use of Non-GAAP Financial Measures

We compensate for the limitations on our use of non-GAAP financial measures by primarily relying on our GAAP results and using non-GAAP financial measures only supplementally. We also provide detailed reconciliations of each non-GAAP financial measure to its most directly comparable GAAP measure within this press release and we encourage investors to carefully review those reconciliations.